Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

FIRST GUARANTY BANCSHARES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock	457(a), (c) and (h)(1)	80,000	$11.13 (3)	$890,400 (3)	0.00011020	$98.12
Total Offering Amounts					$890,400		$98.12
Total Fee Offsets							$98.12
Net Fee Due							$ --

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Sources	First Guaranty Bancshares, Inc.	S-4	333-270770	March 23, 2023		$98.12 (4)	Equity	Common Stock	1,345,720	$21,644,449
Fee Offset Claims	First Guaranty Bancshares, Inc.	S-8	333-		August 31, 2023						$98.12 (4)

(1)

Represents shares of First Guaranty common stock reserved for issuance under the First Guaranty Bank Equity Bonus Plan (the “Plan”), which Plan was approved by First Guaranty shareholders on May 20, 2022.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the above-named plans by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock on The Nasdaq Global Market on August 29, 2023.

(4)

First Guaranty previously registered 1,345,720 shares of its common stock, par value $1.00 per share, having a maximum aggregate offering price of $21,644,449 as calculated pursuant to Rules 457(f)(2) of the Securities Act, pursuant to a Registration Statement on Form S-4 (File No. 333-270770), filed on March 23, 2023 (as amended on April 24, 2023, the “Prior Registration Statement”). In respect of the Prior Registration Statement, First Guaranty paid a registration fee of $2,385.22. First Guaranty terminated the offering and withdrew the Prior Registration Statement, with no shares having been sold under the Prior Registration Statement prior to its withdrawal. Accordingly, the entire registration fee paid with respect to the Prior Registration Statement is available to offset the total filing fee due under this subsequent registration statement, leaving a remaining fee balance of $2,287.09 available to offset future filings.